EXHIBIT 99.1

Xtreme Oil & Gas Announces New Funding to Fuel Growth

PLANO, TX—September 9, 2011--Xtreme Oil & Gas, Inc. (OTCBB:XTOG) (OTCQB:XTOG) announced today that it entered into subscription agreements with investors to sell convertible securities for aggregate gross proceeds of $1,825,000, before deducting placement agent fees and other offering expenses payable by the Company.  Details of the offering may be viewed in the company’s recent Form-8K filing with the SEC. Du Pasquier & Co. acted as placement agent for the offering.

Willard G. McAndrew III, CEO of Xtreme, commented, “By signing du Pasquier & Co. as our investment bankers and attracting institutional investors, Xtreme has taken the next step in its growth and business model. These investments provide us the capital we intend to use to advance production in Texas, drill in Kansas and expand saltwater well capacity in Oklahoma.”

Xtreme Oil & Gas, Inc. is a rapidly growing Dallas based independent energy company engaged in the exploration, development, acquisition, and production of crude oil and natural gas with operations from properties it owns in Texas, Oklahoma, and Kansas.

Statements included in this release related to Xtreme Oil & Gas, Inc. constitute or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as the inherent uncertainty of finding and developing oil and gas properties, the technological and financial difficulties inherent in these activities, the price of hydrocarbons and the Company’s ability to estimate accurately net revenues due to variability in size, scope and duration of projects. Further information on potential risk factors that could affect the Company’s financial results can be found in the Company’s reports filed with the Securities and Exchange Commission.

Xtreme Oil & Gas, Inc.
(214) 432-8002
www.xtoginc.com

Investor Relations:
The Eversull Group, Inc.
Jack Eversull
972-571-1624
214-469-2361 fax
jack@theeversullgroup.com